Exhibit 99.2

PROFUSA MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that Profusa, Inc.’s (hereafter referred to as Profusa or we) management believes is relevant to an assessment and understanding of Profusa’s results of operations and financial condition. The discussion should be read together with “Selected Historical Financial and Operating Data of Profusa,” the historical audited annual statements for the years ended December 31, 2024 and 2023, and the related notes that are included elsewhere in the current report S-4/A and the historical unaudited interim statements for the three and six months ended June 30, 2025 and 2024, and the related notes that are included elsewhere in current report 8-K/A . The discussion and analysis should also be read together with the proforma financial information as of and for the year ended December 31, 2024 (and for the three and six months ended June 30, 2025).

Profusa’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this proxy statement/prospectus.

Unless the context otherwise requires, references in this section to “Profusa,” the “Company,” “we,” “us,” and “our,” refer to New Profusa, Inc. and its subsidiaries following the Business Combination (as defined below).

Business Overview

We are a clinical-stage digital health and medical technology company focused on developing biosensing solutions to improve health outcome for patients in a variety of different diseases and conditions. Our first product is Lumee Oxygen, which enables physicians to ascertain the extent of perfusion, or passage of blood through the circulatory system to an organ or tissue, in patients with Critical Limb Ischemia (CLI) both during and after endovascular revascularization procedures. Lumee Oxygen has already received regulatory approval in Europe through the attainment of a CE mark; however, prior to commercialization in the U.S., Lumee Oxygen must obtain FDA clearance or approval.

The latest version of Lumee Oxygen is called Wireless Lumee Oxygen System. It has multiple components one of which is a microsensor that is injected into the tissue of the patient using a hypodermic needle. The sensor is designed so it does not need to be removed as it overcomes the foreign body response that usually inhibits the ability of permanent implants to function. The sensor contains no electronics, utilizing luminescence to send a light signal to a reader that is placed over the incision site, which in turn can send a signal to an app on a smartphone. We are in clinical trials for Lumee Glucose, our sensing solution being developed for use in continuous glucose monitoring (CGM). This system targets diabetics and pre-diabetics to allow them real-time access to their glucose data, at a price point that our management thinks is comparable or lower to existing systems.

We already sell our oxygen sensor for research use only applications, namely animal models and in vitro testing. Management is targeting the European market (those jurisdictions that accept CE mark) for early launch for both Lumee Oxygen and Lumee Glucose. Lumee Oxygen’s launch in Europe occurred in 2023 and Lumee Glucose launch is expected to occur in 2025, subject to regulatory approval. We have access to key opinion leaders (KOLs) in both Europe and the United States, who deal with peripheral arterial disease (PAD) and Critical Limb Ischemia (CLI). We will sell directly to facilities based on the endorsement of these KOLs. In Germany, Austria and France, some KOLs have already used Lumee Oxygen on a trial basis. We have worked with reimbursement consultants to develop potential Category I CPT codes for Lumee Oxygen use.

Regarding Lumee Glucose, if and when we obtained marketing authorization, we plan to embark on a dual strategy of both direct to hospital sales, for our professional-use and personal-use CGM product, and direct to pharmacy sales for our personal use product only, thereby maximizing flexibility for the consumer. By aiming for coverage under a user’s pharmacy benefit, we believe we can diversify our user base, while accounting for any risk related to unlikely delay of attainment of a category I CPT code for sensor insertion. We feel a difference between other insertable or implantable CGMs and Lumee Glucose, is that the latter can be simply inserted with a hypodermic needle and does not require a surgical implantation, similar to how pharmacists use these needles to administer flu shots and other vaccines. At the same time, physicians can still leverage existing CPT codes related to interpretation of CGM data and we have, in parallel, initiated steps for CPT codes related to our sensor insertion. We will target both public and private payors for coverage.

Since our launch, we have significantly devoted all of our resources to research and development, as well as all clinical study activities related but not limited to Lumee Oxygen, Lumee Glucose and prototypes for sensors of at least eight other analytes. We have also invested, on a smaller scale, in making sales of Lumee Oxygen for research- use only clients, which include entities working with animal models. Furthermore, we also performed research and development under government grants.

Since inception, we have incurred recurring annual losses from operations. For the three months ended June 30, 2025 and 2024, we incurred a net loss of $2.3 million and $2.0 million, respectively. For the six months ended June 30, 2025 and 2024, we incurred a net loss of $5.1 million and $4.5 million, respectively. During the six months ended June 30, 2025 and 2024, we have used $1.1 million and $1.0 million, respectively, of cash in our operating activities. We have notes and loans payable and interest due of $52.3 million within twelve months of June 30, 2025.

We have been able to finance our operations primarily with the proceeds from the issuance of equity and debt instruments and to a lesser extent, revenues from government grants. For the six months ending June 30, 2025, we obtained net cash from financing activities of $1.0 million compared to $0.9 million for the same period in 2024. We held cash of less than $0.1 million as of June 30, 2025, and $0.2 million as of December 31, 2024, respectively.

The Company’s condensed consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has reviewed the relevant conditions and events surrounding its ability to continue as a going concern including among others: historical losses, projected future results, including the effects of COVID-19, cash requirements for the upcoming year, funding capacity, net working capital, total stockholders’ deficit and future access to capital.

On July 11, 2025 Profusa, Inc., a Delaware corporation formerly known as NorthView Acquisition Corporation, consummated its previously announced business combination with Profusa, Inc., a California corporation, pursuant to that certain Merger Agreement and Plan of Reorganization. At the Closing and pursuant to the PIPE Subscription Agreement, New Profusa issued a PIPE Convertible Note in the principal amount of $10,000,000 (the “Initial Note”) for a purchase price of $9,000,000, reflecting a 10% Original Issuance Discount (“OID”). Management believes this liquidity has not alleviated the relevant conditions or events that raise substantial doubt about the Company’s ability to continue as a going concern within one year from the date the condensed consolidated financial statements are issued.

As part of the closing, the Company had cash inflows of $1.3 million from the NorthView trust account, net of redemptions, and the $9 million net PIPE convertible note. Cash outflows included marketing fees and vendor payments which totaled $3.4 million due at closing. Subsequent to the closing of the Merger, there continue to be factors which raise substantial doubt about the Company’s ability to continue as a going concern within one year from the date the condensed consolidated financial statements are issued. The condensed consolidated financial statements do not contain any adjustments that might result from the outcome of this uncertainty.

It is our expectation to continue to make substantial investments in building its European and United States commercial infrastructure and enhancing existing products and developing new ones. Furthermore, we aim to continue discussions with potential partners in Asia.

We expect to incur additional expenses due to operating as a public company, including expenses related to compliance with the rules and regulations of the U.S. Securities and Exchange Commission, or the SEC, and those of the Nasdaq Stock Market LLC (“NASDAQ”) Stock Market, additional insurance expenses, investor relations activities and other administrative, professional and consulting services. As a result of these and other factors, we expect that we will require additional financing to fund our operations and planned growth. We may seek to raise any additional capital through equity offerings or debt financings, additional credit or loan facilities or a combination of one or more of these funding sources. In the scenario that we are unable to acquire sufficient financing or financing on terms satisfactory to our management or Board of Directors, our ability to continue to pursue our business objectives and to respond to business opportunities, challenges or unforeseen circumstances could be significantly limited, and our business, financial condition and results of operations could be materially adversely affected. For the current period and for twelve months following the issuance of these financial statements, our risk of going concern has been mitigated but not fully alleviated by the Tranche 1 PIPE Convertible Note issued for a gross $10.0 million.

Business Combination

On November 7, 2022, the Company entered into an Agreement and Plan of Merger (“Merger Agreement”) with NorthView Acquisition Corp (“NorthView”), where a subsidiary of NorthView will merge with the Company, with the Company surviving the Merger as a wholly owned subsidiary of NorthView. Pursuant to the Merger Agreement, and assuming a favorable vote of NorthView’s stockholders, Merger Sub, a newly formed subsidiary of NorthView, will be merged with and into Profusa. Upon consummation of the Business Combination, the separate corporate existence of Merger Sub shall cease; Profusa will survive and become a wholly owned subsidiary of NorthView, which will be renamed New Profusa, Inc.

On February 11, 2025, the parties to the Merger Agreement entered into Amendment No. 4 to the Merger Agreement (the “Amendment”) pursuant to which the parties agreed to revise the Company Reference Value (as defined in the Merger Agreement) to adjust for financing proceeds received by Profusa prior to the Business Combination, along with debt conversions and incentive shares to be issued. Additionally, the Amendment (i) revised the definition of “Milestone Event III” such that the parties extended the period for Profusa to consummate the APAC Joint Venture (as defined in the Merger Agreement) and receive the related funding from December 31, 2024 until December 31, 2025, and (ii) revised the definition of “Milestone Event IV” to change the earnout revenue target from $99,702,000 for the fiscal year ended December 31, 2025 to an earnout revenue target of $11,864,000 for the fiscal year ended December 31, 2026.

On April 2, 2025, the parties to the Merger Agreement entered into an Amendment No. 5 to the Merger Agreement (“Amendment No. 5”) pursuant to which Section 9.01 of the Merger Agreement is hereby amended such that the reference to “March 22, 2025” shall be replaced with “June 22, 2025”. The closing date was then further amended to July 11, 2025.

Subsequent to these financials statements, on July 11, 2025, the Business Combination was successfully completed and was accounted for as a reverse capitalization in accordance with GAAP. Profusa was deemed the accounting predecessor of the combined business, and New Profusa, Inc. (“New Profusa”) as the parent company of the combined business, is the successor SEC registrant, meaning that our financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. The Business Combination will have a significant impact on our future capital structure and operating results, de-risking our product development, manufacturing and commercialization. The most significant changes in New Profusa’s future reported financial positions are expected to be an estimated increase in cash (as compared to our balance sheets at June 30, 2025 and at December 31, 2024) of approximately $9.0 million in proceeds from the PIPE Investment. This $9.0 million is offset by various deferred offering costs and $2.0 million closing fees related to the underwriters marketing fee for the NorthView IPO, which became payable upon a successful consummation of the Business Combination. See “Unaudited Pro Forma Condensed Combined Financial Information.”

In June 2023, the Company entered into a short-term loan agreement with a related party under which it may borrow up to $1.6 million, of which $1.0 million was borrowed on June 26, 2023, $0.3 million was borrowed on July 20, 2023, $0.3 million was borrowed on August 15, 2023 (the “Tasly Convertible debt”). An additional amount of less than $0.02 million was drawn on February 6, 2024. The loans bear interest at a rate of 12% per annum and originally matured on December 31, 2023. The original maturity date was extended to March 31, 2024, subject to the parties’ decision to extend thereafter. The Company is currently in default, as this loan will be repaid subsequent to the SPAC transaction. The Company is currently incurring a default interest rate of 24% per annum, and has classified the entire amount outstanding under the Tasly Convertible Debt as current on the Condensed Consolidated Balance Sheet.

As a result of the Merger, the Company has become the successor to an SEC-registered and NASDAQ- listed company, which will require us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal and administrative resources.

Recent Developments

Inflation, Monetary Response, and Economic Impacts

The world economy is experiencing stubbornly high inflation, a challenge not faced for decades. Following the global financial crisis, with inflationary pressures muted, interest rates were extremely low for years and investors became accustomed to low volatility. The resulting easing of financial conditions supported economic growth, but it also contributed to a buildup of financial vulnerabilities. With inflation at multi-decade highs, monetary authorities in advanced economies are accelerating the pace of policy normalization. Policymakers have continued to tighten policy against a backdrop of rising inflation and currency pressures, albeit with notable differences across regions. Global financial conditions have tightened notably this year, leading to capital outflows. Amid heightened economic and geopolitical uncertainties, investors have aggressively pulled back from risk-taking and adjusted their investment preferences generally. Key gauges of systemic risk, such as higher dollar funding costs and counterparty credit spreads, have risen. There is a risk of a disorderly tightening of financial conditions that may be amplified by vulnerabilities built over the years.

In addition, our business, growth, financial condition or results of operations could be materially adversely affected by instability or changes in a country’s or region’s economic conditions; inflation; changes in laws or regulations or in the interpretation of existing laws or regulations, whether caused by a change in government or otherwise; increased difficulty of conducting business in a country or region due to actual or potential political or military conflict; or action by the U.S. or foreign governments that may restrict our ability to transact business in a foreign country or with certain foreign individuals or entities. A possible slowdown in global trade caused by increasing tariffs or other restrictions could decrease consumer or corporate confidence and reduce consumer, government and corporate spending in countries inside or outside the U.S., which could adversely affect our operations. Climate-related events, including extreme weather events and natural disasters and their effect on critical infrastructure in the U.S. or internationally, could have similar adverse effects on our operations, users, or third-party suppliers.

Principles of Accounting and Consolidation

The accompanying condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to applicable rules and regulations of the Securities and Exchange Commission (“SEC”) and include all adjustments necessary for the fair presentation of the Company’s financial position as of June 30, 2025, and June 30, 2024 and the results of operations and cash flows for the three and six month periods then ended. The accompanying condensed consolidated financial statements include the accounts of Profusa Inc. and its wholly owned subsidiary, APAC. All intercompany balances and transactions have been eliminated in consolidation.

Components of Results of Operations

Government Grant Revenue

Government grant revenue consists of amounts we earn under grants from two government agencies: NIH and DARPA. These grants are provided either in the form of expense reimbursement (expense reimbursement grants) or on a fixed fee basis (fixed fee grants). Under the expense reimbursement grants the government agencies reimburse us for a portion of our expenses (allowable expenses) that have been incurred in a given period on the basis of reports that we provide to these agencies. Fixed fee grants are awarded for specific research and development programs undertaken by us. Under these grants we receive milestone payments from the government agencies upon our submission and approval by the government of agreed upon deliverables, consisting primarily of the documented results of the specific research and development programs.

Research and Development Expenses

Research and development expenses consist primarily of personnel expenses, including salaries, benefits, and stock-based compensation, costs of consulting, supplies, depreciation and amortization and allocations of facility- related expenses. We expect our research and development expenses to increase as we increase staffing to support product development, continue our clinical trials, build prototypes, and continue to explore and develop next generation technologies.

General and Administrative Expenses

General and administrative expenses consist of personnel expenses, including salaries, benefits, and stock-based compensation, related to executive management, finance, legal, human resource functions, and business development, contractor and professional services fees, audit and compliance expenses, insurance costs and general corporate expenses, including allocated facility-related expenses and information technology costs.

Loss on Change in the Fair Value of Tasly Convertible Debt

We elected to apply fair value option to account for the convertible loans issued between June 2023 and March 2024 (the “Tasly Convertible Debt”), under which none of the embedded conversion or redemption features were bifurcated and separately accounted for. Rather, the Tasly Convertible Debt in its entirety was recorded at fair value at inception and is subject to remeasurement to fair value at each balance sheet date, with the change in fair value reflected in the statements of operations and comprehensive loss.

Gain on PPP Loan Forgiveness

On April 16, 2020 and May 25, 2021, we borrowed $1.2 million (the “PPP Loan 1”) and $1.3 million (the “PPP Loan 2”), respectively, as a Paycheck Protection Program loan (together the “PPP Loans”). The Paycheck Protection Program, established as part of the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, provides for loans to qualifying businesses and is administered by the U.S. Small Business Administration (the “SBA”). The annual interest rate of the PPP Loans is 1%. The PPP Loans are eligible for forgiveness, provided the borrower has met the respective forgiveness requirements, has timely submitted an application for forgiveness and the forgiveness has been granted by the SBA. PPP Loan 1 has been approved for loan forgiveness, and management intends to apply for PPP Loan 2 forgiveness in 2025. PPP Loan 2 is currently in default due to non-payment, and is classified as a current liability on the balance sheet.

Interest Expense

Interest expense consists primarily of the interest on our convertible notes, senior notes, Tasly convertible debt, and PPP Loans.

Other Income

Other income consists primarily of income earned from sale of equipment and a short-term sublease of a portion of our facilities.

Results of Operations

Comparison of the Three months ended June 30, 2025 to the Three months ended June 30, 2024

The following table sets forth our unaudited condensed consolidated statements of operations and comprehensive loss for the interim periods indicated (in thousands):

	Three Months Ended June 30,		Change
	2025	2024	$	%
Revenue	$—	$25	$(25)	-100%
Operating expenses:
Research and development	$393	$432	$(39)	-9%
General and administrative	610	569	41	7%
Total operating expenses	1,003	1,001	2	0%
Loss from operations	(1,003)	(976)	(27)	3%

Other income (expense)
Loss on change in the fair value of related party Tasly convertible debt	(57)	(15)	(42)	280%
Interest expense	(1,289)	(1,081)	(208)	19%
Other income (expense)	1	1	—	0
Total other expense, net	(1,345)	(1,095)	(250)	23%
Net loss	$(2,348)	(2,071)	$(277)	13%

Revenue – Grant revenue was recognized in 2024, while no grant revenue was recognized in 2025 while the Company focused on the closing on the Merger transaction.

Research and Development – Research and development expenses remained constant and decreased by $39 thousand or 9% during the three months ended June 30, 2025 due to a reduction in research studies.

General and Administrative – General and administrative expenses increased by $41 thousand million, or 7%, to $610 thousand during the three months ended June 30, 2025 from $569 thousand during the three months ended June 30, 2024. The increase was driven primarily by the increase in accounting costs as a result of increased audit and accounting fees.

Loss on Change in the Fair Value of the Tasly Convertible Loans – Loss on change in the fair value of the Tasly Convertible Loan was less than $0.1 million during the three months ended June 30, 2025. The loss during the three months ended June 30, 2025 was driven by the remeasurement of the Tasly Convertible Loans.

Interest Expense – Interest expense increased by $.02 million to $1.3 million during the three months ended June 30, 2025 from $1.1 million during the three months ended June 30, 2024. The increase was primarily due to interest accrued on $3.5 million in additional senior notes that have been issued.

Comparison of the Six months ended June 30, 2025 to the Six months ended June 30, 2024

The following table sets forth our unaudited condensed consolidated statements of operations and comprehensive loss for the interim periods indicated (in thousands):

	Six Months Ended June 30,		Change
	2025	2024	$	%
Revenue	$—	$25	$(25)	(100)%
Operating expenses:
Research and development	$827	$938	$(111)	(12)%
General and administrative	1,600	1,402	198	14%
Total operating expenses	2,427	2,340	87	4%
Loss from operations	(2,427)	(2,315)	(112)	5%

Other income (expense)
Loss on change in the fair value of related party Tasly convertible debt	(118)	(11)	(107)	10
Interest expense	(2,519)	(2,161)	(358)	17%
Other income	—	6	(6)	(100)%
Total other expense, net	(2,637)	(2,166)	(471)	22%
Net loss	$(5,064)	$(4,481)	$(583)	13%

Research and Development – Research and development expenses decreased by $0.1 million, or 12%, to $0.8 million during the six months ended June 30, 2025 from $0.9 million during the six months ended June 30, 2024. The decrease was driven primarily by the decrease in CRO and personnel costs of $0.1 million as a result of the completion of several clinical studies and a reduction of personnel while the Company focused on closing the business combination.

General and Administrative – General and administrative expenses increased by $0.2 million, or 14%, to $1.6 million during the six months ended June 30, 2025 from $1.4 million during the six months ended June 30, 2024. The increase was driven primarily by the increase in accounting costs of $0.2 million as a result of increased audit and accounting fees.

Loss on Change in the Fair Value of the Tasly Convertible Loans – Loss on change in the fair value of the Tasly Convertible Loan was $0.1 million during the six months ended June 30, 2025. The loss during the six months ended June 30, 2025 was driven by the remeasurement of the Tasly Convertible Loans.

Interest Expense – Interest expense increased by $0.4 million, or 17%, to $2.5 million during the six months ended June 30, 2025 from $2.1 million during the six months ended June 30, 2024. The increase was primarily due to the $3.5 million in additional senior notes that have been issued.

Other Income – Other income decreased by less than $0.1 million during the six months ended June 30, 2025.

Liquidity and Capital Resources

Sources of Liquidity

We incurred net losses and negative operating cash flows from operations since inception, and we expect to continue to incur losses and negative operating cash flows for the foreseeable future until we successfully commence sustainable commercial operations. To date, we have funded our operations primarily with proceeds from the issuance of convertible preferred stock, junior and senior convertible notes, PPP Loans available to us under the Paycheck Protection Program and promissory notes. From inception through June 30, 2025, we raised gross proceeds of $98.0 million from the issuances of convertible preferred stock and convertible notes and loans, received $2.5 million from PPP Loans and received $0.9 million from issuance of promissory notes. As of June 30, 2025, we had cash and cash equivalents of $0.1 million.

Our junior convertible notes bear interest at 12% per annum and, as of June 30, 2025, their then outstanding principal and accrued but unpaid interest automatically converted into common shares of New Profusa at $7.00 per share upon consummation of the Merger transaction. In addition, upon consummation of the Merger, all junior noteholders have a right to receive additional shares upon achievement by New Profusa of certain share price and sales milestones (the earnout shares). We refer you to Footnote 14, Subsequent Events, 14 for the conversion of these notes as of the closing of the Merger on July 11, 2025.

We commenced issuance of our senior convertible notes in April 2021 and continued issuing them to date. Our senior convertible notes bear interest at 12% per annum and their then outstanding principal and accrued but unpaid interest automatically converted into common shares of New Profusa between $0.50 and $4.00 per share upon consummation of the Merger transaction, which occurred on July 11, 2025, based on the fixed conversion price defined in the agreement. In addition, upon consummation of the Merger, all senior noteholders obtained the right to receive additional shares upon achievement by New Profusa of certain share price and sales milestones (the earnout shares).

On August 8, 2023, a new wholly owned subsidiary, Profusa Asia Pacific Pte. Ltd (“APAC”), was created and incorporated by the Company under the laws of Singapore. Upon creation, the new entity was capitalized by the Company by payment of $1,000 for 1,000 Ordinary Shares. As a result, at the time of incorporation, the entity became a wholly owned subsidiary of the Company. The entity was created with the expectation of jointly conducting the business of developing, manufacturing and commercializing the Lumee Glucose and the Lumee Oxygen products, currently under development by the Company, together with a third party. No business or activities will have been conducted by the entity from the date of formation through and until the closing date of the proposed License Agreement and Shareholders Agreement between the Company and Best Life Technology Ltd, an entity wholly owned and controlled by the Tasly Holding Group (“Tasly”). Subsequent to the closing of the Merger between the Company and NorthView, the Company expects to sign and execute a License Agreement and Shareholders Agreement (the “APAC Joint Venture”) setting forth the relative and other terms under which the development and business activities of the entity will be conducted.

The Company is in the process of negotiating the formation of the joint venture (“APAC Joint Venture”), which includes the related party from which the amounts under the Tasly Convertible Debt was borrowed. The proceeds of the loan are intended to continue the development and commercialization of the Company’s technology in certain countries of the Asia Pacific region.

In the event we either fail to complete the formation of the APAC Joint Venture or fail to repay the amounts under the Tasly Convertible Debt when they become due, the lender will have an option to convert the outstanding balance and accrued but unpaid interest (in part or in full) into senior unsecured promissory notes on substantially the same terms as the outstanding Senior Notes as of June 30, 2025 (which terms include conversion into common stock of New Profusa).

Notwithstanding the conversion provisions above, any repayment obligations (in part or in full) of the outstanding principal balance and accrued but unpaid interest under the Tasly Convertible Debt may, at the lender’s option, be made through conversion of part or all amounts payable into (i) senior unsecured promissory notes on substantially the same terms as the outstanding Senior Notes as of June 30, 2025 (which terms include conversion into common stock of New Profusa in the event the Merger is consummated), or (ii) our common stock at a conversion price of $1.92 per share.

Our outstanding PPP Loan of $1.4 million bears interest at 1% per annum. The repayment of the PPP Loan is expected to be made in equal monthly payments of principal and interest from October 25, 2022 until May 25, 2026; however, we are currently in the process of applying for forgiveness for this loan.

Our outstanding promissory notes accrue interest at 5% and 12% per annum, most of which do not have a set maturity date. Any promissory notes that did have an initial maturity date, which has passed, the Company has verbally agreed to pay off these loans subsequent to the consummation of the business combination. The Company is currently in default; accordingly, the Company classified the entire outstanding amount as a current liability on the condensed consolidated balance sheet.

Additional funds may be necessary to maintain current operations and will be required for successful product commercialization efforts. Subsequent to the period ended June 30, 2025, management obtained additional funds as a result of the Business Combination and PIPE investment, which mitigates the relevant conditions or events that raise substantial doubt about our ability to continue as a going concern within one year from the date the unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2025 are issued.

Long-Term Liquidity Requirements

We expect our cash and cash equivalents on hand, and cash that we received from the Business Combination and PIPE Investment, together with the cash we expect to generate from future operations will provide sufficient funding to support initial commercial operations. The cash generated from the business combination includes an initial net $9 million in PIPE proceeds from the first tranche of a convertible note, along with an expected $2 million additional tranche from the PIPE convertible note to be received within the nine months ended September 30, 2025. Until we generate sufficient operating cash flow to cover our operating expenses, working capital needs and planned capital expenditures, or if circumstances evolve differently than anticipated, we expect to utilize a combination of equity and debt financing to fund any future capital needs. If we raise funds by issuing equity securities, dilution to stockholders may result. Any equity securities issued may also provide for rights, preferences, or privileges senior to those of holders of common stock. If we raise funds by issuing debt securities, these debt securities may have rights, preferences, and privileges senior to those of common stockholders. The terms of debt securities or borrowings could impose significant restrictions on our operations. The capital markets are currently experiencing, and may continue to experience in the future, periods of upheaval that could impact the availability and cost of equity and debt financing.

Our principal uses of cash in recent periods have been funding our research and development activities and other personnel cost. Near-term capital requirements through June 30, 2025 leading to and supporting initial commercialization are estimated to total approximately $7.3 million and include further research and development to enable us to obtain the required regulatory approvals, manufacturing, commercialization and wide-scale marketing for our Lumee Oxygen and Lumee Glucose devices. Our future capital requirements will depend on many factors, including our revenue growth rate, the timing and the amount of cash received from our customers, the expansion of sales and marketing activities, the timing and extent of spending to support development efforts. In the future, we may enter into arrangements to acquire or invest in complementary businesses, products, and technologies. For any periods after the twelve months subsequent to the filing of these financial statements as of June 30, 2025, we may be required to seek additional equity or debt financing. In the event that we require additional financing we may not be able to raise such financing on acceptable terms or at all. If we are unable to raise additional capital or generate cash flows necessary to continue our research and development and invest in continued innovation, we may not be able to compete successfully, which would harm our business, results of operations, and financial condition. If adequate funds are not available, we may need to reconsider our production investments, the pace of our production ramp-up, expansion plans or limit our research and development activities, which could have a material adverse impact on our business prospects and results of operations.

Cash Flow Summary

The following table summarizes our cash flows for the periods presented (in thousands):

	Six Months Ended June 30,
	2025	2024
Net cash provided by (used in):
Operating activities	$(1,121)	$(1,008)
Investing activities	$—	$—
Financing activities	$974	$904

Operating Activities

Cash used in operating activities for the six months ended June 30, 2025 of $1.1 million was primarily driven by our net loss of $5.1 million, adjusted for non-cash charges of $2.7 million and net cash inflows of $1.2 million provided by changes in our operating assets and liabilities. Non-cash charges primarily consisted of non-cash interest expense of $2.5 million, and the change in the fair value of related party convertible loan of $0.1 million. The main driver of the cash inflows from the changes in operating assets and liabilities was primarily related to an increase in accounts payable of $1.0 million and in accrued liabilities of $0.3 million and a decrease in prepaid expenses and other current assets of less than $0.1 million.

Cash used in operating activities for the six months ended June 30, 2024 of $1.0 million was primarily driven by our net loss of $4.5 million, adjusted for non-cash charges of $2.2 million and net cash inflows of $1.3 million provided by changes in our operating assets and liabilities. Non-cash charges primarily consisted of non-cash interest expense of $2.2 million, partially offset by change in the fair value of related party convertible loan of less than $0.1 million. The main driver of the cash inflows from the changes in operating assets and liabilities was primarily related to an increase in accounts payable of $0.5 million and in accrued liabilities of $0.8 million and a decrease in prepaid expenses and other current assets of $0.1 million.

Financing Activities

Cash provided by financing activities was $1.0 million the six months ended June 30, 2025, which consisted primarily of net proceeds from the issuance of senior notes of $1.4 million, offset by payment of deferred offering costs of $0.4 million.

Cash provided by financing activities was $0.9 million for the six months ended June 30, 2024, which consisted primarily of net proceeds from the issuance of senior notes of $1.1 million, offset by payment of deferred offering costs of $0.1 million and repayment of related party promissory notes of $0.1 million.

Contractual Obligations

The following table summarizes our contractual obligations as of June 30, 2025, and the years in which these obligations are due (in thousands):

	Total	2025	Thereafter
Convertible notes	$19,533	$19,533	$—
Tasly convertible loan	2,543	2,543	—
Senior notes	27,895	27,895	—
Promissory notes	940	940	—
PPP loan	1,383	1,383	—
Total contractual obligations	$52,294	$52,294	$—

Critical Accounting Estimates

Management’s discussion and analysis of our financial condition and results of operations is based on our unaudited condensed consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these unaudited condensed consolidated financial statements requires us to make estimates and assumptions for the reported amounts of assets, liabilities, revenue, expenses and related disclosures. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions and any such differences may be material.

We consider an accounting estimate to be critical if: (1) the accounting estimate requires us to make assumptions about matters that were highly uncertain at the time the accounting estimate was made, and (2) changes in the estimate that are reasonably likely to occur from period to period, or use of different estimates that we reasonably could have used in the current period, would have a material impact on our financial condition or results of operations.

Management has discussed the development and selection of these critical accounting estimates with the Audit Committee of our Board of Directors. In addition, there are other items within our financial statements that require estimation, but are not deemed critical as defined above. Changes in estimates used in these and other items could have a material impact on our financial statements.

Fair Value of Financial Instruments

The Company’s financial instruments consist of other receivables, accounts payable, promissory notes, convertible promissory notes and senior notes. The Company states accounts payable at their carrying value, which approximates fair value due to the short time to the expected payment. The promissory notes are stated at amortized cost, which approximates their fair value, because the Company believes their terms approximate those that would be available to it on a similar loan from an unrelated party.

The Tasly convertible debt issued between June 2023-February 2024 (Notes 3 and 5) is carried at fair value based on unobservable market inputs. The fair value of financial instruments is determined using various valuation techniques, including the market approach. Where observable market prices are not available, we use models that incorporate assumptions about credit risk, interest rates, and market volatility. These estimates require significant judgment, particularly for instruments classified as Level 3 in the fair value hierarchy. Changes in these assumptions could materially affect the reported fair values and related income or expense. We regularly review and update our valuation to reflect current market conditions and ensure consistency with accounting standards. Level 3 fair value financial liabilities consisted of solely the Tasly convertible debt which was $2.2 million as of December 31, 2024 and $2.5 million as of June 30, 2025.

Share-Based Compensation

●	We account for share-based compensation arrangements with employees and non-employees using a fair value method which requires the recognition of compensation expense for costs related to all share-based payments including stock options. The fair value method requires us to estimate the fair value of share-based payment awards on the date of grant using an option pricing model. We use the Black-Scholes pricing model to estimate the fair value of options granted that are then expensed on a straight-line basis over the vesting period. We account for forfeitures as they occur. Option valuation models, including the Black-Scholes option-pricing model, require the input of highly subjective assumptions, and changes in the assumptions used can materially affect the grant-date fair value of an award and affect the amount of compensation expense recognized. These assumptions include the risk-free rate of interest, expected dividend yield, expected volatility, and the expected life of the award. These assumptions involve significant judgment and are based on historical data and future expectations. We periodically reassess our estimates and assumptions to reflect actual experience and any changes in future expectations.

●	Expected Term. The expected term is calculated using the simplified method, which is available where there is insufficient historical data about exercise patterns and post-vesting employment termination behavior. The simplified method is based on the vesting period and the contractual term for each grant, or for each vesting-tranche for awards with graded vesting. The mid-point between the vesting date and the maximum contractual expiration date is used as the expected term under this method. For awards with multiple vesting-tranches, the times from grant until the mid-points for each of the tranches may be averaged to provide an overall expected term.

●	Expected Volatility. The expected stock price volatility assumption was determined by examining the historical volatilities for industry peers, as we did not have any trading history for our common stock. We will continue to analyze the historical stock price volatility and expected term assumptions as historical data for our common stock becomes available.

●	Risk-Free Interest Rate. The risk-free interest rate is based on the implied yield currently available on the U.S. Treasury zero-coupon issues with a remaining term equivalent to the expected term of a stock award.

●	Dividend Yield. We have not paid and does not anticipate paying any dividends in the near future. Accordingly, we have estimated the dividend yield to be zero.

Recent Accounting Pronouncements

See the section titled “Recent Accounting Pronouncements” in Note 2 of the notes to our unaudited condensed consolidated financial statements included in this Report for more information.